Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

NEWS RELEASE

October 27, 2011

DELUXE REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS
Small Business Services revenue grows 4%
Diluted EPS of $0.71; adjusted EPS of $0.78 exceeds high end of outlook
Declares regular quarterly dividend

St. Paul, Minn. — October 27, 2011 — Deluxe Corporation (NYSE: DLX) announced its financial results for the third quarter ended September 30, 2011. Key financial highlights include:

	Q3 2011	Q3 2010	Vs. Q3 2010
Revenue	$355.1 million	$367.6 million	-3.4%
Net income	$36.7 million	$50.8 million	-27.8%
Diluted EPS – GAAP	$0.71	$0.98	-27.6%
Adjusted diluted EPS from continuing operations – Non-GAAP	$0.78	$0.99	-21.2%

A reconciliation between earnings per share on a GAAP basis and adjusted earnings per share on a non-GAAP basis is provided in the table on page 4.

Revenue of $355.1 million and diluted earnings per share (EPS) of $0.71 were within the range provided in the Company’s prior outlook, while adjusted diluted EPS of $0.78 per share exceeded the prior outlook. Earnings per share were better than expected primarily due to a favorable product mix and lower average shares outstanding as the Company opportunistically repurchased $5.6 million of shares during the quarter.

“Deluxe delivered another solid quarter despite the ongoing sluggish economy,” said Lee Schram, CEO of Deluxe. “Excluding the impact of last year’s $25 million contract settlement and the recent PsPrint acquisition we grew revenue and delivered on our cost reduction initiatives. We also delivered strong operating cash flow and repurchased additional shares. With three quarters complete, we are confident in our ability to deliver the full year revenue and EPS objectives established in January despite added challenges from the economy.”

Third Quarter 2011 Highlights:

•	Revenue for the quarter was $355.1 million compared to $367.6 million during the third quarter of 2010. Revenue in 2010 included a contract settlement of $24.6 million. Excluding the contract settlement, revenue increased 3.5% compared to 2010, with growth in Small Business Services more than offsetting declines in the personal check businesses.

•	Gross margin was 65.5 percent of revenue compared to 67.0 percent in 2010. The contract settlement in 2010 had a favorable impact of 2.4 percentage points on 2010 gross margin. Favorable impacts from price increases and the Company’s continued cost reduction initiatives more than offset increased material costs and delivery rates in 2011.

•	Selling, general and administrative (SG&A) expense increased $5.0 million in the quarter compared to 2010. Increased SG&A expense associated with acquisitions and investments in revenue generating initiatives was partially offset by benefits from continued execution against cost reduction initiatives.

•	Operating income in 2011 was $65.6 million compared to $88.5 million in the third quarter of 2010. The decrease was driven primarily by the $24.6 million contract settlement in 2010. Restructuring and transaction-related costs were $5.1 million in 2011 versus $0.1 million in 2010. The 2011 costs were primarily attributable to the Company’s on-going cost reduction initiatives and the July acquisition of PsPrint. Operating income was 18.5 percent of revenue compared to 24.1 percent in the prior year driven primarily by the 2010 contract settlement.

•	Reported diluted EPS decreased $0.27 from the prior year driven by the 2010 contract settlement of $0.31 per share, offset by improved operating performance and a lower effective tax rate primarily from actions taken to restore a portion of the deferred tax asset related to Medicare Part D subsidies.

Segment Highlights

Small Business Services

•	Revenue was $214.4 million versus $206.6 million in 2010, which included an allocation of $12.1 million related to last year’s contract settlement. Excluding the contract settlement, revenue was 10.2% higher in the quarter driven by growth in the web-to-print channel, primarily due to the PsPrint acquisition, the Safeguard distributor and dealer channels, and in marketing and other services. Revenue also benefited from price increases.

•	Operating income in 2011 decreased to $34.6 million from $45.3 million in 2010 due to the $12.1 contract settlement last year.

Financial Services

•	Revenue was $85.2 million compared to $102.6 million in 2010, which included an allocation of $12.5 million related to last year’s contract settlement. Excluding the contract settlement, the impact of price increases in 2011 was more than offset by lower order volumes caused by check usage declines. Revenue declined 5.4% excluding the contract settlement in the prior year.

•	Operating income in 2011 decreased to $14.1 million from $27.2 million in 2010, due to the $12.5 contract settlement last year.

Direct Checks

•	Revenue was $55.5 million compared to $58.4 million in 2010, primarily driven by lower order volume resulting from the continued decline in check usage.

•	Operating income in 2011 increased to $16.9 million from $16.0 million in 2010.

Other Highlights

•	Cash provided by operating activities for the first nine months of 2011 totaled $171.2 million, an increase of $0.7 million compared to 2010. The $24.6 million contract settlement collected in 2010 and higher interest payments in 2011 were more than offset by the benefits from our cost savings initiatives and price increases as well as lower income tax and severance payments.

•	In the third quarter, the Company repurchased $5.6 million of shares to further off-set dilution from employee equity compensation plans.

•	In early July 2011, the Company purchased PsPrint, a leading web-to-print service provider for $45 million in cash. The acquisition is expected to generate an incremental $15 million in revenue for the last half of 2011 and be neutral to Diluted EPS after including transaction costs and acquisition-related amortization expense.

•	The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.25 per share to all outstanding shares of the Company. The dividend will be payable on December 5, 2011 to shareholders of record at the close of business on November 21, 2011. The Company had 50,817,360 shares outstanding as of October 25, 2011.

Outlook

Fourth Quarter 2011:

Current outlook (10/27/2011)
Revenue	$359 to $369 million
Diluted EPS – GAAP	$0.76 to $0.83
Adjusted diluted EPS – Non-GAAP	$0.77 to $0.84

Full Year 2011:

	Prior outlook	Current outlook
	(7/28/2011)	(10/27/2011)
Revenue	$1.410 to $1.435 billion	$1.410 to $1.420 billion
Diluted EPS – GAAP	$2.77 to $2.92	$2.78 to $2.85
Adjusted diluted EPS – Non-GAAP	$3.00 to $3.15	$3.05 to $3.12
Operating cash flow	$218 to $228 million	$224 to $230 million
Capital expenditures	$35 million	$35 million
Depreciation and amortization	$74 million	$73 million
Effective tax rate	approximately 33%	approximately 32%

Editor’s Note

•	Deluxe will hold an open-access teleconference call today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. All interested persons may listen to the call by dialing 1-866-202-0886 (access code 40019020).

•	The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investor relations section.

•	An audio replay of the call will be available through midnight on November 10th by calling 1-888-286-8010 (access code 61870952). The presentation will be archived on Deluxe’s web site.

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Four million small business customers access Deluxe’s wide range of products and services including customized checks and forms as well as web-site development and hosting, search engine marketing, logo design and business networking. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition, regulatory compliance, fraud prevention and profitability. Deluxe is also a leading printer of checks and accessories sold directly to consumers.  For more information, visit us at www.deluxe.com,  or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross margin; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, fraud monitoring and protection, regulatory compliance and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2010.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended September 30, 2011 and 2010 and our outlook for 2011. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2011 and 2010 (restructuring and related costs, transaction-related costs, and losses on repurchases of debt) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS from continuing operations reconciles to reported EPS from continuing operations as follows:

	Outlook	Actual
		-	-
	Q3 2011 (provided on July	Q3	Q3
	28, 2011)	2011	2010
Adjusted EPS from continuing operations	$0.71 to $0.77	$0.78	$0.99
Restructuring-related costs	(0.03)	(0.06)	—
Transaction-related costs	(0.01)	(0.01)	—

Reported EPS from continuing operations	$0.67 to $0.73	$0.71	$0.99

	Outlook
	Q4 2011	Total Year 2011
Adjusted EPS from continuing operations	$0.77 to $0.84	$3.05 to $3.12
Net loss on repurchases of debt	-	(0.10)
Restructuring-related costs	(0.01)	(0.15)
Transaction-related costs	-	(0.02)

Reported EPS from continuing operations	$0.76 to $0.83	$2.78 to $2.85

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended September 30,
	2011		2010
Revenue	$355.1		$367.6
Cost of goods sold, including restructuring charges	122.6	34.5%	121.4		33.0%

Gross profit	232.5	65.5%	246.2		67.0%
Selling, general and administrative expense	162.6	45.8%	157.6		42.9%
Net restructuring charges	4.3	1.2%	0.1		-

Operating income	65.6	18.5%	88.5		24.1%
Interest expense	(11.8)	(3.3%)		(11.2)	(3.0%)
Other (expense) income	(0.3)	(0.1%)	0.4		0.1%

Income before income taxes	53.5	15.1%	77.7		21.1%
Income tax provision	16.8	4.7%	26.5		7.2%

Income from continuing operations	36.7	10.3%	51.2		13.9%
Net loss from discontinued operations	-	-		(0.4)	(0.1%)

Net income	$36.7	10.3%	$50.8		13.8%

Weighted average dilutive shares outstanding	51.2		51.4
Diluted earnings (loss) per share:
Continuing operations	$0.71		$0.99
Net loss from discontinued operations	-		(0.01)
Net income	0.71		0.98
Continuing operations:
Capital expenditures	$8.9		$10.5
Depreciation and amortization expense	17.8		19.4
Number of employees-end of period	5,761		5,895
Non-GAAP financial measure — EBITDA(1)	$83.1		$108.3
Non-GAAP financial measure — Adjusted EBITDA(1)	88.2		108.4

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, and loss on debt retirements), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been significantly impacted by acquisitions. Certain transactions in 2011 and 2010 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended September 30,
	2011	2010
Adjusted EBITDA	$88.2	$108.4
Restructuring and related costs	(4.6)	(0.1)
Transaction-related costs	(0.5)	—

EBITDA	83.1	108.3
Income tax provision	(16.8)	(26.5)
Interest expense	(11.8)	(11.2)
Depreciation and amortization expense	(17.8)	(19.4)
Net loss from discontinued operations	—	(0.4)

Net income	$36.7	$50.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2011		2010
Revenue	$1,051.2		$1,050.7
Cost of goods sold, including restructuring charges	363.5	34.6%	361.7	34.4%

Gross profit	687.7	65.4%	689.0	65.6%
Selling, general and administrative expense	480.7	45.7%	466.3	44.4%
Net restructuring charges	9.9	0.9%	2.0	0.2%

Operating income	197.1	18.8%	220.7	21.0%
Loss on early extinguishment of debt	(7.0)	(0.7%)	-	-
Interest expense	(35.9)	(3.4%)	(33.3)	(3.2%)
Other expense	(0.2)	-	(1.0)	(0.1%)

Income before income taxes	154.0	14.6%	186.4	17.7%
Income tax provision	49.2	4.7%	67.8	6.5%

Income from continuing operations	104.8	10.0%	118.6	11.3%
Net loss from discontinued operations	—	-	(0.8)	(0.1%)

Net income	$104.8	10.0%	$117.8	11.2%

Weighted average dilutive shares outstanding	51.5		51.3
Diluted earnings (loss) per share(1):
Continuing operations	$2.02		$2.30
Net loss from discontinued operations	—		(0.01)
Net income	2.02		2.28
Continuing operations:
Capital expenditures	$28.2		$31.6
Depreciation and amortization expense	56.5		54.7
Number of employees-end of period	5,761		5,895
Non-GAAP financial measure — EBITDA(2)	$246.4		$274.4
Non-GAAP financial measure — Adjusted EBITDA(2)	265.0		277.9

(1)	Earnings per share amounts for continuing operations, discontinued operations, and net income are calculated individually and may not sum due to rounding differences.

(2)	See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Nine Months Ended September 30,
	2011	2010
Adjusted EBITDA	$265.0	$277.9
Restructuring and related costs	(10.7)	(3.1)
Transaction-related costs	(0.9)	(0.4)
Loss on early extinguishment of debt	(7.0)	—

EBITDA	246.4	274.4
Income tax provision	(49.2)	(67.8)
Interest expense	(35.9)	(33.3)
Depreciation and amortization expense	(56.5)	(54.7)
Net loss from discontinued operations	—	(0.8)

Net income	$104.8	$117.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2011	December 31, 2010	September 30, 2010
Cash and cash equivalents	$23.0	$17.4	$21.1
Other current assets	157.5	153.9	159.5
Property, plant & equipment-net	116.8	120.2	119.6
Intangibles-net	163.7	155.1	163.2
Goodwill	776.9	725.9	725.4
Other non-current assets	149.5	136.2	136.1

Total assets	$1,387.4	$1,308.7	$1,324.9

Short-term debt	$33.0	$7.0	$30.0
Other current liabilities	209.6	204.5	219.5
Long-term debt	742.6	748.1	749.3
Deferred income taxes	51.9	46.8	46.5
Other non-current liabilities	66.9	76.1	77.2
Shareholders’ equity	283.4	226.2	202.4

Total liabilities & shareholders’ equity	$1,387.4	$1,308.7	$1,324.9

Shares outstanding	50.8	51.3	51.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash provided (used by):
Operating activities:
Net income	$104.8	$117.8
Depreciation and amortization of intangibles	56.5	54.7
Contract acquisition payments	(10.0)	(13.8)
Other	19.9	11.8

Total operating activities	171.2	170.5

Investing activities:
Purchases of capital assets	(28.2)	(31.6)
Payments for acquisitions	(80.5)	(98.6)
Payments / proceeds — life insurance policies	(6.4)	5.8
Net change in marketable securities	—	1.9
Other	(5.4)	(1.9)

Total investing activities	(120.5)	(124.4)

Financing activities:
Net change in debt	11.0	4.0
Dividends	(38.4)	(38.6)
Share repurchases	(23.6)	(3.0)
Shares issued under employee plans	7.6	3.1
Other	(0.6)	(3.6)

Total financing activities	(44.0)	(38.1)
Effect of exchange rate change on cash	(1.1)	0.3

Net change in cash and cash equivalents	5.6	8.3
Cash and cash equivalents: Beginning of period	17.4	12.8

Cash and cash equivalents: End of period	$23.0	$21.1

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2011	2010
Revenue:
Small Business Services	$214.4	$206.6
Financial Services	85.2	102.6
Direct Checks	55.5	58.4

Total	$355.1	$367.6

Operating income: (1)
Small Business Services	$34.6	$45.3
Financial Services	14.1	27.2
Direct Checks	16.9	16.0

Total	$65.6	$88.5

	Nine Months Ended September 30,
	2011	2010
Revenue:
Small Business Services	$617.6	$592.0
Financial Services	259.9	302.3
Direct Checks	173.7	156.4

Total	$1,051.2	$1,050.7

Operating income: (1)
Small Business Services	$104.8	$104.8
Financial Services	43.0	71.2
Direct Checks	49.3	44.7

Total	$197.1	$220.7

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(1) Operating income includes the following restructuring and related costs and transaction-related costs:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Small Business Services	$2.5	$(0.1)	$5.4	$0.4
Financial Services	2.3	0.1	5.2	0.6
Direct Checks	0.3	0.1	1.0	2.5

Total	$5.1	$0.1	$11.6	$3.5

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and nine months ended September 30, 2011 and 2010. The Company’s management believes that operating income by segment, excluding restructuring and transaction-related costs in each period, is a useful financial measure because these items impacted the comparability of reported operating income during 2011 and 2010. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2011	2010
Adjusted operating income: (1)
Small Business Services	$37.1	$45.2
Financial Services	16.4	27.3
Direct Checks	17.2	16.1

Total	$70.7	$88.6

	Nine Months Ended September 30,
	2011	2010
Adjusted operating income: (1)
Small Business Services	$110.2	$105.2
Financial Services	48.2	71.8
Direct Checks	50.3	47.2

Total	$208.7	$224.2

(1) Operating income excluding restructuring and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted operating income	$70.7	$88.6	$208.7	$224.2
Restructuring and transaction-related costs:
Small Business Services	(2.5)	0.1	(5.4)	(0.4)
Financial Services	(2.3)	(0.1)	(5.2)	(0.6)
Direct Checks	(0.3)	(0.1)	(1.0)	(2.5)

Total	(5.1)	(0.1)	(11.6)	(3.5)

Reported operating income	$65.6	$88.5	$197.1	$220.7

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